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Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-18127 of Midwest Express Holdings, Inc. on Form S-8 of our report dated May 29, 2003 on the financial statements of Astral Aviation, Inc. 401(k) Plan as of December 31, 2002, appearing in this Annual Report on Form 11-K.

/s/ McGladrey &Pullen, LLP
Madison, Wisconsin
June 25, 2004